United States securities and exchange commission logo





                     November 23, 2022

       Catherine Hoovel
       Chief Accounting Officer
       McDonald   s Corporation
       110 North Carpenter Street
       Chicago, Illinois, 60607

                                                        Re: McDonald   s
Corporation
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2021
                                                            Filed February 24,
2022
                                                            Form 10-Q for the
Quarter Ended June 30, 2022
                                                            Filed August 4,
2022
                                                            File No. 001-05231

       Dear Catherine Hoovel:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services